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                                                                   EXHIBIT 99.1


NEWS                                         PHILIPS INTERNATIONAL REALTY CORP.
RELEASE                                    417 Fifth Avenue, New York, NY 10016
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For Immediate Release
November 2, 2001

                         PHILIPS INTERNATIONAL ANNOUNCES
                                ASSET DISPOSITION
                          BOARD DECLARES $.50 PER SHARE
                            LIQUIDATING DISTRIBUTION
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New York, N.Y. - November 2, 2001 - Philips International Realty Corp.
(NYSE-PHR), a real estate investment trust, announced today that the Company has completed the sale of its Highway 101 Shopping Center in Port Angeles, Washington for approximately $4.5 million in cash.

Pursuant to the Company's plan of liquidation, its Board of Directors today declared the fourth liquidating distribution of $.50 per share which will be payable on November 19, 2001. The record date is November 12, 2001. However, shareholders must continue to own their shares up to and including November 19, 2001 in order to be entitled to the liquidating distribution of $.50 per share. Effective November 8, 2001, the Company's shares will be traded on the New York Stock Exchange with due bills which will entitle the owner of the stock to receipt of the distribution. The Company's stock will be traded ex-dividend after the payment date of November 19, 2001. The Company has approximately 7.4 million shares of common stock and common stock equivalents which will participate in this distribution.

On October 10, 2000, the stockholders approved the plan of liquidation, which is estimated to generate approximately $18.25 in the aggregate in cash for each share of common stock in two or more liquidating distributions. The prior distributions of $13.00, $1.00 and $.75 per share were paid on December 22, 2000, July 9, 2001 and September 24, 2001, respectively. The Company's five remaining assets are currently being offered for sale.


Note: Certain statements in this release regarding anticipated operating results and time are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although the Company believes the statements and projections are based upon reasonable assumptions, actual results may differ from those projected. Key factors that could cause actual results to differ materially include economic downturns, successful and timely completion of dispositions, leasing activities and other risks associated with the commercial real estate business, and as detailed in the Company's filings from time to time with the Securities and Exchange Commission.

Contact:   Carl Kraus
           Chief Financial Officer
           Philips International Realty Corp.
           (212) 951-3868